CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information each dated December 29, 2021, and each included in Post-Effective Amendment No. 48 on the Registration Statement (Form N-1A, File No. 333-129005) of Pioneer Series Trust V (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated November 1, 2021 and November 4, 2021, with respect to Pioneer Global Equity Fund and Pioneer High Income Municipal Fund, respectively (two of the funds constituting Pioneer Series Trust V) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended August 31, 2021, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 22, 2021